EXHIBIT 99.1

Mercator Minerals Ltd. 1050 – 625 Howe Street Vancouver, BC, Canada V6C 2T6 604.694.0005 (tel) www.mercatorminerals.com

NEWS RELEASE	# 2013-01

MERCATOR MINERALS ANNOUNCES INTENTION TO TERMINATE
SEC REPORTING OBLIGATIONS

Vancouver, BC, January 8, 2013 – Mercator Minerals Ltd. (TSX: ML) – Mercator Minerals Ltd. (“Mercator” or the “Company”) today announces that the Board of Directors has unanimously approved the voluntary filing of the Form 15F with the United States Securities and Exchange Commission (“SEC”) to terminate its SEC reporting obligations and the registration of its common shares under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Under SEC rules, a foreign private issuer such as the Company may deregister a class of its securities under the Exchange Act, and terminate the associated reporting obligations, if, among other conditions, the average daily trading volume of the class of securities in the United States for a recent 12 month period has been not greater than 5% of the average daily trading volume of that class of securities on a worldwide basis.

The Company believes that the costs associated with continuing the registration of its common shares under the Exchange Act, including the costs associated with complying with the requirements of the Sarbanes-Oxley Act of 2002, exceed the benefits received by the Company from maintaining its registration.

The Company expects that termination of the registration of its common shares will become effective 90 days after the date of filing of the Form 15F with the SEC.  However, as a result of the filing of a Form 15F, the Company’s obligation to file certain reports with the SEC will be immediately suspended.

The Company will continue to meet its Canadian continuous disclosure obligations through filings with the applicable Canadian securities regulators.  All of the Company’s filings can be found at the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com.  The Company is current with all of its filings in both Canada and the United States and is currently in full compliance with the internal control and related provisions of Canadian securities laws.

The termination of the SEC reporting obligations will not have an impact on the trading of its securities on the Toronto Stock Exchange.

For further information please visit www.mercatorminerals.com or contact;
Bruce McLeod, P.Eng.	David Jan, CA
President & CEO	Head of Investor Relations & Communications
778.330.1290	778.330.1295
bmcleod@mercatorminerals.com	djan@mercatorminerals.com

On Behalf of the Board of Directors
MERCATOR MINERALS LTD.
D. Bruce McLeod, P.Eng
President and CEO

About Mercator Minerals Ltd.
Mercator Minerals Ltd., a TSX listed Canadian mining company with one of the fastest growing base metal profiles in its peer group, is a leading copper, molybdenum and silver producer with a diversified portfolio of high quality operations and projects in the USA and Mexico.  Mercator provides investors exposure to current copper, molybdenum and silver production from the large tonnage long life Mineral Park Mine in Arizona, as well as mid-term exposure to copper at the El Pilar deposit in northern Mexico and longer term exposure of molybdenum and copper through the development of the El Creston deposit in northern Mexico.

Forward Looking Statements
This news release includes "forward looking statements", as that term is defined in Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Exchange Act of 1934, as amended, that are subject to assumptions, risks and uncertainties.  Statements in this news release which are not purely historical are forward looking statements, including without limitation any statements concerning the Company's intentions, plans, estimates, expectations, beliefs regarding the future and the timing for effectiveness of the Form 15F.  Although the Company believes that any forward looking statements in this news release are reasonable, there can be no assurance that any such forward looking statements will prove to be accurate.  The Company cautions readers that all forward looking statements, including without limitation those relating to the Company's future operations and business prospects, are based on assumptions none of which can be assured, and are subject to certain risks and uncertainties that could cause actual events or results to differ materially from those indicated in the forward looking statements.  Readers are advised to rely on their own evaluation of such risks and uncertainties and should not place undue reliance on forward looking statements.

Any forward looking statements are made as of the date of this news release, and the Company assumes no obligation to update the forward looking statements, or to update the reasons why actual events or results could or do differ from those projected in the forward looking statements.  Except as required by law, the Company assumes no obligation to update any forward looking statements, whether as a result of new information, future events or otherwise.